EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE



NEWS RELEASE                                                            Contact:
                                             Richard Hannigan, President and CEO
                                       Voyager Entertainment International, Inc.
                                                           Phone: (702) 221-8070
                                                        Email: veiivegas@msn.com


 VOYAGER ENTERTAINMENT INTERNATIONAL, INC. ANNOUNCES EXCITING NEW LAS VEGAS
            STRIP LOCATION FOR THE "WORLDS LARGEST OBSERVATION WHEEL"


LAS VEGAS, September 27, 2005 -- Voyager Entertainment International, Inc.(OTC:
BB-VEII), an entertainment development company, has reached an agreement with Centex Destination Properties to build an "Observation Wheel" on the Las Vegas strip at what is now the Westward Ho Hotel and Casino site. Located at 2900 Las Vegas Blvd. South, the 40-year-old property spans 15.2 acres and has nearly 800 rooms and 112,842-square-foot hotel-casino.

Centex Destination Properties has agreed to a purchase-and-sale agreement as managing partner of an established limited liability company that will purchase the property. The property is expected to close November 17, 2005. Terms of the purchase were not disclosed. The "Observation Wheel" will be part of a newly master planned resort to be built on the property.

"When our company sought the perfect location, two criteria became most important -- the view and the credibility of the potential developer," Voyager President and CEO Richard Hannigan said. "Voyager believes the north Strip location clearly places the wheel at the optimum viewing angle and Centex Destination Properties is clearly an outstanding developer," stated Hannigan.

Centex Destination Properties is the Second Home/Resort Division of Dallas-based Centex Homes (www.centexhomes.com), one of the nation's leading homebuilders, operating in more than 90 U.S. markets in 25 states. For information, visit www.centexdestinationproperties.com.

The company is a subsidiary of Centex Corp., one of the nation's premier companies in homebuilding, financial services, home services and commercial contracting. Centex (NYSE: CTX), a Fortune 250 company, is ranked No. 1 in its industry on Fortune magazine's 2005 list of "America's Most Admired Companies." For information, visit www.centex.com.



SOURCE Voyager Entertainment International, Inc.
CONTACT: Richard Hannigan, Chief Executive Officer of Voyager
Entertainment International, Inc., +1-702-221-8070

URL: http://www.voyager-ent.com

     http://www.prnewswire.com


Statements in is this press release which are not historical, including statements regarding Voyager's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Voyager's actual results could differ materially from expected results. Voyager undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise. It is important to note that Voyager's actual results could differ materially from those in any such forward-looking statements. Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in Voyager's filings with the Securities and Exchange Commission, including but not limited to, the annual report on Form 10-KSB for the year ended December 31, 2003, Form 10-QSB for the quarterly period ended March 31, 2005 and the Form 10-QSB for the quarterly period ended June 30, 2005.